February 29, 1996




Mr. Roland Caldwell
C/FUNDS Group, Inc.
250 Tampa Avenue West
Venice, Florida 34285

Dear Mr. Caldwell:

We hereby consent to the use of our report dated January 12, 1996 on the financial statements of C/FUNDS Group, Inc. (comprising, respectively, the C/Fund, C/Growth Stock Fund, C/Government Fund, C/Tax Free Fund, C/Community Association Reserve Fund, and Adams Equity Fund Portfolios) as of December 31, 1995 and for the year then ended. Such report is being included with unaudited finan-cial information prepared by management in documents filed by C/FUNDS Group, Inc. as required by the Securities and Exchange Commission.

GREGORY, SHARER & STUART




St. Petersburg, Florida